Exhibit 99.1
Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
News Release
Intel Reports Fourth-Quarter and Full-Year 2020 Financial Results
Announces Five Percent Increase to Quarterly Cash Dividend
News Summary
▪Fourth-quarter revenue was $20.0 billion, exceeding October guidance by $2.6 billion and down 1 percent year-over-year (YoY). Full-year revenue set an all-time Intel record of $77.9 billion, up 8 percent YoY.
▪Delivered outstanding fourth-quarter earnings per share (EPS) of $1.42 ($1.52 on a non-GAAP basis, exceeding October guidance by 42 cents).
▪In 2020, Intel generated a record $35.4 billion cash from operations and $21.1 billion of free cash flow (FCF) and returned $19.8 billion to shareholders.
▪Forecasting first-quarter 2021 revenue of approximately $18.6 billion (non-GAAP revenue of $17.5 billion); expecting first-quarter EPS of $1.03 (non-GAAP EPS of $1.10).1
SANTA CLARA, Calif., January 21, 2021 -- Intel Corporation today reported fourth-quarter and full-year 2020 financial results. The company also announced that its board of directors approved a cash dividend increase of five percent to $1.39 per share on an annual basis. The board declared a quarterly dividend of $0.3475 per share on the company’s common stock, which will be payable on March 1 to shareholders of record on February 7.

“We significantly exceeded our expectations for the quarter, capping off our fifth consecutive record year,” said Bob Swan, Intel CEO. “Demand for the computing performance Intel delivers remains very strong and our focus on growth opportunities is paying off. It has been an honor to lead this wonderful company, and I am proud of what we have achieved as a team. Intel is in a strong strategic and financial position as we make this leadership transition and take Intel to the next level.”

Q4 2020 Financial Highlights

	GAAP			Non-GAAP
	Q4 2020	Q4 2019	vs. Q4 2019	Q4 2020	Q4 2019	vs. Q4 2019
Revenue ($B)	$20.0	$20.2	down 1%	$20.0^	$20.2^	down 1%
Gross margin	56.8%	58.8%	down 2.0 ppt	58.4%	60.1%	down 1.7 ppt
R&D and MG&A ($B)	$5.4	$5.0	up 9%	$5.4	$4.9	up 9%
Operating margin	29.5%	33.6%	down 4.2 ppt	31.5%	35.7%	down 4.2 ppt
Tax rate	21.8%	14.4%	up 7.4 ppt	21.5%	13.6%	up 7.9 ppt
Net income ($B)	$5.9	$6.9	down 15%	$6.2	$6.7	down 6%
Earnings per share	$1.42	$1.58	down 10%	$1.52	$1.52	flat
In the fourth quarter, the company generated $9.9 billion in cash from operations and paid dividends of $1.4 billion.
1 Non-GAAP outlook excludes the NAND memory business; full reconciliation between GAAP and non-GAAP measures is provided below
^ No adjustment on a non-GAAP basis

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Full-Year 2020 Financial Highlights

	GAAP			Non-GAAP
	2020	2019	vs. 2019	2020	2019	vs. 2019
Revenue ($B)	$77.9	$72.0	up 8%	$77.9^	$72.0^	up 8%
Gross margin	56.0%	58.6%	down 2.5 ppt	57.6%	60.1%	down 2.6 ppt
R&D and MG&A ($B)	$19.7	$19.7	flat	$19.5	$19.5	flat
Operating margin	30.4%	30.6%	down 0.2 ppt	32.5%	33.0%	down 0.5 ppt
Tax rate	16.7%	12.5%	up 4.2 ppt	16.4%	12.2%	up 4.2 ppt
Net income ($B)	$20.9	$21.0	down 1%	$22.4	$21.8	up 3%
Earnings per share	$4.94	$4.71	up 5%	$5.30	$4.87	up 9%
Cash from Operations	$35.4	$33.1	up 7%	$35.4^	$33.1^	up 7%
Free cash flow	N/A	N/A	N/A	$21.1	$16.9	up 25%
For the full year, the company generated a record $35.4 billion cash from operations, paid dividends of $5.6 billion, and used $14.2 billion to repurchase 274.6 million shares of stock.
Business Unit Summary

Key Business Unit Revenue and Trends	Q4 2020	vs. Q4 2019		2020	vs. 2019
Data-centric:
DCG	$6.1 billion	down	16%	$26.1 billion	up	11%
Internet of Things
IOTG	$777 million	down	16%	$3.0 billion	down	21%
Mobileye	$333 million	up	39%	$967 million	up	10%
NSG	$1.2 billion	down	1%	$5.4 billion	up	23%
PSG	$422 million	down	16%	$1.9 billion	down	7%
		down	11%*		up	9%*
PC-centric:
CCG	$10.9 billion	up	9%	$40.1 billion	up	8%
Fourth-quarter revenue exceeded prior expectations by $2.6 billion driven by record PC-centric revenue with PC unit volumes up 33 percent YoY led by record notebook sales. The company also achieved better-than-expected data-centric results, including record Mobileye revenue.
2020 marked Intel's fifth consecutive year of record revenue. The Client Computing Group, Data Center Group, Non-volatile Memory Solutions Group, and Mobileye all achieved record full-year revenue. In 2020, the company invested $13.6 billion in research and development and $14.3 billion in capital expenditures while focusing to strengthen its core CPU business, improve execution and accelerate growth.
Q4'20 Business Highlights
▪Started production of 10nm-based 3rd Gen Intel® Xeon® Scalable processors (“Ice Lake”), ramping in Q1.
▪Launched 11th Gen Intel® Core™ processors ("Tiger Lake"); announced 11th Gen Intel® Core™ S-Series desktop processors ("Rocket Lake"), now shipping.
▪Entered discrete graphics market with Intel® Iris® Xe MAX graphics, Intel’s first Xe-based discrete GPU.
▪Announced Amazon Web Services selected Intel's Habana Gaudi AI processors for EC2 training.
▪Delivered gold release of Intel® oneAPI developer toolkit.
▪Announced expanded network infrastructure solutions portfolio.
▪Introduced new Intel® Optane™ SSD series and 3rd gen Intel Optane persistent memory “Crow Pass” for enterprise and cloud customers.
Additional information regarding Intel’s results can be found in the Q4'20 Earnings Presentation available at: www.intc.com.

^ No adjustment on a non-GAAP basis
* Data-centric businesses include DCG, IOTG, Mobileye, NSG, PSG and All Other

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Business Outlook
Intel's guidance for the first quarter includes both GAAP and non-GAAP estimates. Our Non-GAAP measures exclude the NAND memory business, which is subject to a previously-announced pending sale. Reconciliations between GAAP and non-GAAP financial measures are included below.

Q1 2021	GAAP	Non-GAAP
	Approximately	Approximately
Revenue	$18.6 billion	$17.5 billion
Operating margin	27%	30%
Tax rate	14.5%	14.5%^
Earnings per share	$1.03	$1.10
Actual results may differ materially from Intel’s Business Outlook as a result of, among other things, the factors described under “Forward-Looking Statements” below.
Earnings Webcast
Intel will hold a public webcast at 2:00 p.m. PDT today to discuss the results for its fourth quarter of 2020. The live public webcast can be accessed on Intel's Investor Relations website at www.intc.com. Intel Chairman, Omar Ishrak and incoming CEO, Pat Gelsinger will join Intel CEO, Bob Swan and Intel CFO, George Davis on today's call. The Q4'20 Earnings Presentation, webcast replay, and audio download will also be available on the site.
Intel plans to report its earnings for the first quarter of 2021 on April 22, 2021 promptly after close of market, and related materials will be available at www.intc.com. A public webcast of Intel’s earnings conference call will follow at 2:00 p.m. PDT at www.intc.com.

^ No adjustment on a non-GAAP basis

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Forward-Looking Statements
Intel’s Business Outlook and other statements in this release that refer to future plans and expectations are forward-looking statements that involve a number of risks and uncertainties. Words such as "anticipates," "expects," "intends," "goals," "plans," "forecasting," "guidance," "believes," "seeks," "estimates," "continues," "launching," "aim," "may," "will," "would," "should," "could," and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on estimates, forecasts, projections, uncertain events or assumptions, including statements relating to the pending sale of our NAND memory and storage business, market opportunity, business plans, future macroeconomic conditions, future products and technology and the expected availability and benefits of such products and technology, and anticipated trends in our businesses or the markets relevant to them, also identify forward-looking statements. All forward-looking statements included in this release are based on management's expectations as of the date of this release and, except as required by law, Intel disclaims any obligation to update these forward-looking statements to reflect future events or circumstances. Forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Intel presently considers the following to be among the important factors that can cause actual results to differ materially from the company's expectations.
▪The COVID-19 pandemic has adversely affected significant portions of Intel's business and could have a material adverse effect on Intel's financial condition and results of operations. The pandemic has resulted in authorities imposing numerous measures to try to contain the virus. These measures have impacted and may further impact our workforce and operations, the operations of our customers, and those of our respective vendors, suppliers, and partners. Restrictions on our manufacturing or support operations or workforce, or similar limitations for our vendors and suppliers, can impact our ability to meet customer demand and could have a material adverse effect on us. Current and future restrictions or disruptions of transportation, or disruptions in our customers’ operations and supply chains, may adversely affect our results of operations. The pandemic has caused us to modify our business practices. There is no certainty that such measures will be sufficient to mitigate the risks posed by the virus, and illness and workforce disruptions could lead to unavailability of our key personnel and harm our ability to perform critical functions. The pandemic has significantly increased economic and demand uncertainty. Demand for our products has been harmed in several areas of our business and/or could be materially harmed in the future. The pandemic has led to increased disruption and volatility in capital markets and credit markets, which could adversely affect our liquidity and capital resources. An economic slowdown or recession can also result in adverse impacts such as increased credit and collectibility risks, adverse impacts on our suppliers, failures of counterparties, asset impairments, and declines in the value of our financial instruments. The degree to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, and our Business Outlook is subject to considerable uncertainty. The impact of the pandemic can also exacerbate other risks discussed in this section.
▪Demand for Intel's products is highly variable and can differ from expectations due to factors including changes in business and economic conditions; customer confidence or income levels, and the levels of customer capital spending; the introduction, availability and market acceptance of Intel's products, products used together with Intel products, and competitors' products; competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; changes in customer needs and emerging technology trends; and changes in the level of inventory and computing capacity at customers.
▪Intel's results can vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; and product manufacturing quality/yields. Variations in results can also be caused by the timing of Intel product introductions and related expenses, including marketing programs, and Intel's ability to respond quickly to technological developments and to introduce new products or incorporate new features into existing products, as well as decisions to exit product lines or businesses, which can result in restructuring and asset impairment charges.
▪Intel's results can be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including recession or slowing growth, military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns (including the COVID-19 pandemic), fluctuations in currency exchange rates, sanctions and tariffs, political disputes, changes in government grants and incentives, and continuing uncertainty regarding social, political,

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immigration, and tax and trade policies in the U.S. and abroad, including the United Kingdom's withdrawal from the European Union. Results can also be affected by the formal or informal imposition by countries of new or revised export and/or import and doing-business regulations, which can be changed without prior notice.
▪Intel operates in highly competitive industries and its operations have high costs that are either fixed or difficult to reduce in the short term. In addition, we have entered new areas and introduced adjacent products, where we face new sources of competition and uncertain market demand or acceptance of our products, and these new areas and products do not always grow as projected.
▪The amount, timing, and execution of Intel's stock repurchase program fluctuate based on Intel's priorities for the use of cash for other purposes—such as investing in our business, including operational and capital spending, acquisitions, and returning cash to our stockholders as dividend payments—and because of changes in cash flows, tax laws, and other laws, or the market price of our common stock. Our stock repurchase program may be suspended or terminated at any time.
▪Intel's expected tax rate is based on current tax law, including current interpretations of the Tax Cuts and Jobs Act of 2017 (”TCJA”), and current expected income and can be affected by evolving interpretations of TCJA; changes in the volume and mix of profits earned and location of assets across jurisdictions with varying tax rates; changes in the estimates of credits, benefits, and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.
▪Intel's results can be affected by gains or losses from equity securities and interest and other, which can vary depending on gains or losses on the change in fair value, sale, exchange, or impairments of equity and debt investments, interest rates, cash balances, and changes in fair value of derivative instruments.
▪Product defects or errata (deviations from published specifications) can adversely impact our expenses, revenues, and reputation.
▪We or third parties regularly identify security vulnerabilities with respect to our processors and other products as well as the operating systems and workloads running on them. Security vulnerabilities and any limitations of, or adverse effects resulting from, mitigation techniques can adversely affect our results of operations, financial condition, customer relationships, prospects, and reputation in a number of ways, any of which may be material, including incurring significant costs related to developing and deploying updates and mitigations, writing down inventory value, a reduction in the competitiveness of our products, defending against product claims and litigation, responding to regulatory inquiries or actions, paying damages, addressing customer satisfaction considerations, or taking other remedial steps with respect to third parties. Adverse publicity about security vulnerabilities or mitigations could damage our reputation with customers or users and reduce demand for our products and services.
▪Intel's results can be affected by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, commercial, disclosure, and other issues, as well as by the impact and timing of settlements and dispute resolutions. An unfavorable ruling can include monetary damages or an injunction prohibiting us from manufacturing or selling one or more products, precluding particular business practices, impacting our ability to design products, or requiring other remedies such as compulsory licensing of intellectual property.
▪Intel's results can be affected by the impact and timing of closing of acquisitions, divestitures, and other significant transactions. In addition, these transactions do not always achieve our financial or strategic objectives and can disrupt our ongoing business and adversely impact our results of operations. We may not realize the expected benefits of portfolio decisions due to numerous risks, including unfavorable prices and terms; changes in market conditions; limitations due to regulatory or governmental approvals, contractual terms, or other conditions; and potential continued financial obligations associated with such transactions. Risks and uncertainties relating to the pending sale of our NAND memory and storage business to SK hynix are described in our Form 8-K filed with the SEC on October 20, 2020.
Detailed information regarding these and other factors that could affect Intel's business and results is included in Intel's SEC filings, including the company's most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports. Copies of these filings may be obtained by visiting our Investor Relations website at www.intc.com or the SEC's website at www.sec.gov.

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About Intel
Intel (Nasdaq: INTC) is an industry leader, creating world-changing technology that enables global progress and enriches lives. Inspired by Moore’s Law, we continuously work to advance the design and manufacturing of semiconductors to help address our customers’ greatest challenges. By embedding intelligence in the cloud, network, edge and every kind of computing device, we unleash the potential of data to transform business and society for the better. To learn more about Intel’s innovations, go to newsroom.intel.com and intel.com.
© Intel Corporation. Intel, the Intel logo, and other Intel marks are trademarks of Intel Corporation or its subsidiaries. Other names and brands may be claimed as the property of others.

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Intel Corporation
Consolidated Statements of Income and Other Information

	Three Months Ended		Twelve Months Ended
(In Millions, Except Per Share Amounts)	Dec 26, 2020	Dec 28, 2019	Dec 26, 2020	Dec 28, 2019
Net revenue	$19,978	$20,209	$77,867	$71,965
Cost of sales	8,630	8,331	34,255	29,825
Gross margin	11,348	11,878	43,612	42,140
Research and development	3,655	3,384	13,556	13,362
Marketing, general and administrative	1,757	1,592	6,180	6,350
Restructuring and other charges	52	105	198	393
Operating expenses	5,464	5,081	19,934	20,105
Operating income	5,884	6,797	23,678	22,035
Gains (losses) on equity investments, net	1,692	617	1,904	1,539
Interest and other, net	(88)	654	(504)	484
Income before taxes	7,488	8,068	25,078	24,058
Provision for taxes	1,631	1,163	4,179	3,010
Net income	$5,857	$6,905	$20,899	$21,048

Earnings per share—basic	$1.43	$1.60	$4.98	$4.77
Earnings per share—diluted	$1.42	$1.58	$4.94	$4.71

Weighted average shares of common stock outstanding:
Basic	4,094	4,319	4,199	4,417
Diluted	4,119	4,373	4,232	4,473

	Three Months Ended
(In Millions)	Dec 26, 2020	Dec 28, 2019
Earnings per share of common stock information:
Weighted average shares of common stock outstanding—basic	4,094	4,319
Dilutive effect of employee equity incentive plans	25	42
Dilutive effect of convertible debt	—	12
Weighted average shares of common stock outstanding—diluted	4,119	4,373

Stock buyback[1]:
Shares repurchased	38	63
Cumulative shares repurchased (in billions)	5.7	5.5
Remaining dollars authorized for buyback (in billions)	$9.7	$23.7

Other information:
Employees (in thousands)	110.6	110.8

1     In August 2020, we entered into ASR agreements with financial institutions under which we paid an aggregate of $10.0 billion and received an aggregate initial share delivery of 165.5 million shares of our common stock, which were immediately retired. We received and immediately retired an additional 37.7 million shares upon settlement of the ASR agreements in December 2020. In total, 203.2 million shares were repurchased under the ASR agreements at an average repurchase price per share of $49.20.

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Intel Corporation
Consolidated Balance Sheets

(In Millions)	Dec 26, 2020	Dec 28, 2019
Assets
Current assets:
Cash and cash equivalents	$5,865	$4,194
Short-term investments	2,292	1,082
Trading assets	15,738	7,847
Accounts receivable, net of allowance for doubtful accounts	6,782	7,659
Inventories
Raw materials	908	840
Work in process	6,007	6,225
Finished goods	1,512	1,679
	8,427	8,744
Assets held for sale	5,400	—
Other current assets	2,745	1,713
Total current assets	47,249	31,239

Property, plant and equipment, net	56,584	55,386
Equity investments	5,152	3,967
Other long-term investments	2,192	3,276
Goodwill	26,971	26,276
Identified intangible assets, net	9,026	10,827
Other long-term assets	5,917	5,553
Total assets	$153,091	$136,524

Liabilities, temporary equity, and stockholders' equity
Current liabilities
Short-term debt	$2,504	$3,693
Accounts payable	5,581	4,128
Accrued compensation and benefits	3,999	3,853
Other accrued liabilities	12,670	10,636
Total current liabilities	24,754	22,310

Debt	33,897	25,308
Contract liabilities	1,367	1,368
Income taxes payable	4,578	4,919
Deferred income taxes	3,843	2,044
Other long-term liabilities	3,614	2,916

Temporary equity	—	155
Stockholders' equity
Preferred stock, $0.001 par value, 50 shares authorized; none issued	—	—
Common stock, $0.001 par value, 10,000 shares authorized; 4,062 shares issued and outstanding (4,290 issued and outstanding in 2019) and capital in excess of par value	25,556	25,261
Accumulated other comprehensive income (loss)	(751)	(1,280)
Retained earnings	56,233	53,523
Total stockholders' equity	81,038	77,504
Total liabilities, temporary equity, and stockholders' equity	$153,091	$136,524

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Intel Corporation
Consolidated Statements of Cash Flows

	Twelve Months Ended
(In Millions)	Dec 26, 2020	Dec 28, 2019

Cash and cash equivalents, beginning of period	$4,194	$3,019
Cash flows provided by (used for) operating activities:
Net income	20,899	21,048
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,482	9,204
Share-based compensation	1,854	1,705
Amortization of intangibles	1,757	1,622
(Gains) losses on equity investments, net	(1,757)	(892)
(Gains) losses on divestitures	(30)	(690)
Changes in assets and liabilities:
Accounts receivable	883	(935)
Inventories	(687)	(1,481)
Accounts payable	412	696
Accrued compensation and benefits	463	91
Prepaid supply agreements	(181)	(782)
Income taxes	1,620	885
Other assets and liabilities	(331)	2,674
Total adjustments	14,485	12,097
Net cash provided by operating activities	35,384	33,145
Cash flows provided by (used for) investing activities:
Additions to property, plant and equipment	(14,259)	(16,213)
Additions to held for sale NAND property, plant and equipment	(194)	—
Acquisitions, net of cash acquired	(837)	(1,958)
Purchases of available-for-sale debt investments	(6,862)	(2,268)
Maturities and sales of available-for-sale debt investments	6,781	4,226
Purchases of trading assets	(22,377)	(9,162)
Maturities and sales of trading assets	15,377	7,178
Purchases of equity investments	(720)	(522)
Sales of equity investments	910	2,688
Proceeds from divestitures	123	911
Other investing	1,262	715
Net cash used for investing activities	(20,796)	(14,405)
Cash flows provided by (used for) financing activities:
Issuance of long-term debt, net of issuance costs	10,247	3,392
Repayment of debt and debt conversion	(4,525)	(2,627)
Proceeds from sales of common stock through employee equity incentive plans	897	750
Repurchase of common stock	(14,229)	(13,576)
Payment of dividends to stockholders	(5,568)	(5,576)
Other financing	261	72
Net cash provided by (used for) financing activities	(12,917)	(17,565)
Net increase (decrease) in cash and cash equivalents	1,671	1,175
Cash and cash equivalents, end of period	$5,865	$4,194

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Intel Corporation
Supplemental Operating Segment Results

	Three Months Ended		Twelve Months Ended
(In Millions)	Dec 26, 2020	Dec 28, 2019	Dec 26, 2020	Dec 28, 2019
Net revenue
Data Center Group
Platform	$5,297	$6,587	$23,056	$21,441
Adjacency	791	626	3,047	2,040
	6,088	7,213	26,103	23,481
Internet of Things
IOTG	777	920	3,007	3,821
Mobileye	333	240	967	879
	1,110	1,160	3,974	4,700
Non-Volatile Memory Solutions Group	1,208	1,217	5,358	4,362
Programmable Solutions Group	422	505	1,853	1,987
Client Computing Group
Platform	9,939	8,553	35,642	32,681
Adjacency	1,000	1,457	4,415	4,465
	10,939	10,010	40,057	37,146
All other	211	104	522	289
Total net revenue	$19,978	$20,209	$77,867	$71,965

Operating income (loss)
Data Center Group	$2,077	$3,471	$10,571	$10,227
Internet of Things
IOTG	123	243	497	1,097
Mobileye	110	57	241	245
	233	300	738	1,342
Non-Volatile Memory Solutions Group	76	(96)	361	(1,176)
Programmable Solutions Group	43	85	260	318
Client Computing Group	4,508	4,088	15,129	15,202
All other	(1,053)	(1,051)	(3,381)	(3,878)
Total operating income	$5,884	$6,797	$23,678	$22,035

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We derive a substantial majority of our revenue from platform products, which are our principal products and considered as one class of product. We offer platform products that incorporate various components and technologies, including a microprocessor and chipset, a stand-alone SoC, or a multichip package, based on Intel® architecture. Platform products are used in various form factors across our DCG, IOTG, and CCG operating segments. Our non-platform, or adjacent, products can be combined with platform products to form comprehensive platform solutions to meet customer needs.
Revenue for our reportable and non-reportable operating segments is primarily related to the following product lines:
▪DCG includes workload-optimized platforms and related products designed for cloud service providers, enterprise and government, and communications service providers market segments.
▪IOTG includes high-performance compute solutions for targeted verticals and embedded applications in market segments such as retail, industrial, healthcare, and vision.
▪Mobileye includes development of computer vision and machine learning-based sensing, data analysis, localization, mapping, and driving policy technology for advanced driver assistance systems (ADAS) and autonomous driving.
▪NSG includes memory and storage products like Intel® Optane™ technology and Intel® 3D NAND technology, primarily used in SSDs.
▪PSG includes programmable semiconductors, primarily FPGAs and structured ASICs, and related products for communications, cloud and enterprise, and embedded market segments.
▪CCG includes platforms designed for end-user form factors, focusing on higher growth segments of 2-in-1, thin-and-light, commercial and gaming, and growing adjacencies such as connectivity and graphics.
Beginning with the first quarter of 2021, we expect our DCG operating segment to include the results of our Intel Optane memory business, and our NSG segment will be composed of our NAND memory business.
We have sales and marketing, manufacturing, engineering, finance, and administration groups. Expenses for these groups are generally allocated to the operating segments.
We have an "all other" category that includes revenue, expenses, and charges such as:
▪results of operations from non-reportable segments not otherwise presented;
▪historical results of operations from divested businesses;
▪results of operations of start-up businesses that support our initiatives, including our foundry business;
▪amounts included within restructuring and other charges;
▪a portion of employee benefits, compensation, and other expenses not allocated to the operating segments; and
▪acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill.

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Intel Corporation
Supplemental Platform Revenue Information

	Q4 2020	Q4 2020	YTD 2020
	compared to Q3 2020	compared to Q4 2019	compared to YTD 2019
Data Center Group
Platform volumes	1%	(9)%	11%
Platform average selling prices	2%	(12)%	(3)%
Adjacency revenue	5%	26%	49%

Client Computing Group
Desktop platform volumes	25%	(7)%	(11)%
Desktop platform average selling prices	(2)%	1%	2%
Notebook platform volumes	22%	54%	28%
Notebook platform average selling prices	(9)%	(15)%	(6)%
Adjacency revenue	(8)%	(31)%	(1)%

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Intel Corporation
Explanation of Non-GAAP Measures
In addition to disclosing financial results in accordance with U.S. GAAP, this document contains references to the non-GAAP financial measures below. We believe these non-GAAP financial measures provide investors with useful supplemental information about our operating performance, enable comparison of financial trends and results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business and measuring our performance.
Our non-GAAP financial measures reflect adjustments based on one or more of the following items, as well as the related income tax effects where applicable. Income tax effects have been calculated using an appropriate tax rate for each adjustment. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP, and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

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Non-GAAP adjustment or measure	Definition	Usefulness to management and investors
NAND memory business	Our NAND memory business is subject to a pending sale to SK hynix, as announced in October 2020.	We exclude the impact of our NAND memory business in certain non-GAAP measures related to outlook because these adjustments facilitate a useful evaluation of our core operational performance as viewed by management.
Acquisition-related adjustments	Amortization of acquisition-related intangible assets consists of amortization of intangible assets such as developed technology, brands, and customer relationships acquired in connection with business combinations. Charges related to the amortization of these intangibles are recorded within both cost of sales and MG&A in our U.S. GAAP financial statements. Amortization charges are recorded over the estimated useful life of the related acquired intangible asset, and thus are generally recorded over multiple years.	We exclude amortization charges for our acquisition-related intangible assets for purposes of calculating certain non-GAAP measures because these charges are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. These adjustments facilitate a useful evaluation of our current operating performance and comparison to our past operating performance and provide investors with additional means to evaluate cost and expense trends.
Restructuring and other charges	Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements. Other charges include asset impairments, pension charges, and costs associated with restructuring activity.	We exclude restructuring and other charges, including any adjustments to charges recorded in prior periods, for purposes of calculating certain non-GAAP measures because these costs do not reflect our current operating performance. These adjustments facilitate a useful evaluation of our current operating performance and comparisons to past operating results and provide investors with additional means to evaluate expense trends.
Gains (losses) from divestiture	Gains or losses are recognized at the close of a divestiture.	We exclude gains or losses resulting from divestitures for purposes of calculating certain non-GAAP measures because they do not reflect our current operating performance. These adjustments facilitate a useful evaluation of our current operating performance and comparisons to past operating results.
Ongoing mark-to-market on marketable equity securities	After the initial mark-to-market adjustment is recorded upon a security becoming marketable, gains and losses are recognized from ongoing mark-to-market adjustments of our marketable equity securities.	We exclude these ongoing gains and losses for purposes of calculating certain non-GAAP measures because we do not believe this volatility correlates to our core operational performance. These adjustments facilitate a useful evaluation of our current operating performance and comparisons to past operating results.
Free cash flow	We reference a non-GAAP financial measure of free cash flow, which is used by management when assessing our sources of liquidity, capital resources, and quality of earnings. Free cash flow is operating cash flow adjusted to exclude additions to property, plant and equipment.
This non-GAAP financial measure is helpful in understanding our capital requirements and provides an additional means to evaluate the cash flow trends of our business. We excluded additions to held for sale NAND property, plant and equipment because the additions are not representative of our long-term capital requirements and we expect these assets to be sold.

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Intel Corporation
Supplemental Reconciliations of GAAP Actuals to Non-GAAP Actuals
Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP, and the reconciliations from U.S. GAAP to Non-GAAP actuals should be carefully evaluated. Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustments made to the comparable U.S. GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

	Three Months Ended		Twelve Months Ended
(In Millions, Except Per Share Amounts)	Dec 26, 2020	Dec 28, 2019	Dec 26, 2020	Dec 28, 2019
GAAP gross margin	$11,348	$11,878	$43,612	$42,140
Acquisition-related adjustments	310	268	1,211	1,124
Non-GAAP gross margin	$11,658	$12,146	$44,823	$43,264

GAAP gross margin percentage	56.8%	58.8%	56.0%	58.6%
Acquisition-related adjustments	1.6%	1.3%	1.6%	1.6%
Non-GAAP gross margin percentage	58.4%	60.1%	57.6%	60.1%

GAAP R&D and MG&A	$5,412	$4,976	$19,736	$19,712
Acquisition-related adjustments	(53)	(50)	(205)	(200)
Non-GAAP R&D and MG&A	$5,359	$4,926	$19,531	$19,512

GAAP operating income	$5,884	$6,797	$23,678	$22,035
Acquisition-related adjustments	363	318	1,416	1,324
Restructuring and other charges	52	105	198	393
Non-GAAP operating income	$6,299	$7,220	$25,292	$23,752

GAAP operating margin	29.5%	33.6%	30.4%	30.6%
Acquisition-related adjustments	1.8%	1.6%	1.8%	1.8%
Restructuring and other charges	0.3%	0.5%	0.3%	0.5%
Non-GAAP operating margin	31.5%	35.7%	32.5%	33.0%

GAAP tax rate	21.8%	14.4%	16.7%	12.5%
Income tax effects	(0.3)%	(0.8)%	(0.3)%	(0.3)%
Non-GAAP tax rate	21.5%	13.6%	16.4%	12.2%

GAAP net income	$5,857	$6,905	$20,899	$21,048
Acquisition-related adjustments	363	318	1,416	1,324
Restructuring and other charges	52	105	198	393
(Gains) losses from divestiture	—	(690)	(6)	(690)
Ongoing mark-to-market on marketable equity securities	48	(89)	133	(277)
Income tax effects	(75)	114	(209)	(14)
Non-GAAP net income	$6,245	$6,663	$22,431	$21,784

GAAP earnings per share—diluted	$1.42	$1.58	$4.94	$4.71
Acquisition-related adjustments	0.09	0.07	0.33	0.29
Restructuring and other charges	0.02	0.02	0.05	0.09
(Gains) losses from divestiture	—	(0.16)	—	(0.16)
Ongoing mark-to-market on marketable equity securities	0.01	(0.02)	0.03	(0.06)
Income tax effects	(0.02)	0.03	(0.05)	—
Non-GAAP earnings per share—diluted	$1.52	$1.52	$5.30	$4.87

Intel/Page 16

Twelve Months Ended
(In Millions)	Dec 26, 2020
GAAP cash from operations	$35,384
Additions to property, plant and equipment	(14,259)
Free cash flow	$21,125
GAAP cash used for investing activities	$(20,796)
GAAP cash provided by (used for) financing activities	$(12,917)

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Intel Corporation
Supplemental Reconciliations of GAAP Outlook to Non-GAAP Outlook
Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP, and the financial outlook prepared in accordance with U.S. GAAP and the reconciliations from this Business Outlook should be carefully evaluated.
Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustments made to the comparable U.S. GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

Q1 2021 Outlook
Approximately
GAAP net revenue	$18.6
NAND memory business	(1.1)
Non-GAAP net revenue	$17.5

GAAP operating margin	27%
Acquisition-related adjustments	2%
Restructuring and other charges	—%
Income tax effects	2%
NAND memory business	(1)%
Non-GAAP operating margin	30%

GAAP earnings per share—diluted	$1.03
Acquisition-related adjustments	0.09
Restructuring and other charges	0.01
Income tax effects	(0.01)
NAND memory business	(0.02)
Non-GAAP earnings per share—diluted	$1.10